STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/30/1999 991172417 - 3037330

CERTFICATE OF FORMATION

OF

PEPCO TECHNOLOGIES LLC

          The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

          The name of the limited liability company (hereinafter called the "limited liability company") is Pepco Technlogies LLC.

          The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 1013 Centre Road, Wilmington, County of Newcastle, Delaware 19805.

Executed on April 23, 1999

/s/ LESLIE C. ZIMBERG Leslie C. Zimberg Authorized Person